Exhibit 10.1

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Agreement”) is entered into by AT&T Latin America Corp. (“ATTL”), AT&T Argentina S.A. (“AT&T Argentina”) and Alejandro Osvaldo Rossi (the “Executive”) as of April 1, 2002.

Recitals

A.	The Executive serves as general manager of AT&T Argentina, a subsidiary of ATTL, pursuant to an employment agreement dated June 30, 2000 (as amended from time to time, the “Employment Agreement”).

B.	ATTL, AT&T Argentina and the Executive have agreed upon certain protections for the Executive’s compensation pursuant to the Employment Agreement, in consideration for Executive’s undertakings herein and therein.

Now, therefore, the parties hereto agree as follows:

     1.     Subject to the other provisions of this Agreement, (i) AT&T Argentina will make the compensation payments required under clauses (a), (b) or (c) of Section 3 (and under clauses (a) and (b) of Section 5, if relevant) of the Employment Agreement in U.S. dollars to the bank account or accounts of the Executive as designated by the Executive from time to time by written notice, and (ii) if AT&T Argentina is unable to pay to the Executive the full amount of any such compensation payments, in U.S. dollars, due to exchange control, convertibility or other similar legal restrictions existing or arising from time to time in Argentina, ATTL will make payment promptly to the Executive of any shortfall in such amount, to the bank account or account(s) of the Executive designated by him by written notice. AT&T Argentina agrees to execute and deliver to ATTL such notes, instruments or other documents as ATTL may request from time to time in order to obtain reimbursement of any and all amounts paid hereunder by ATTL, if any, to the maximum extent permitted by applicable law. For the purpose of calculating the pertinent tax withholdings required to be made in Argentina by AT&T Argentina, the Argentine peso equivalent amount of each payment in US dollars will be determined, using the seller’s rate of exchange quoted in the free market for the United States dollar by the Banco de la Nación Argentina on the day on which such payment is made, or as of such other date as may be permitted or required under applicable laws and regulations.

     2.     Each of ATTL, AT&T Argentina and Executive acknowledges and agrees that, except as provided specifically herein, (i) this Agreement does not create any additional obligation of AT&T Argentina or ATTL to Executive, (ii) all statutory contributions and withholdings required to be made under Argentine law will be made by AT&T Argentina, and Executive shall be solely responsible for any taxes (if any) imposed on Executive as a result of this Agreement, (iii) any payment hereunder, if any, and under the Employment Agreement will be made only in accordance with laws and regulations applicable to AT&T Argentina or ATTL, as the case may be, (iv) the discharge by ATTL and AT&T Argentina of their respective obligations hereunder and under the Employment Agreement are in each case subject to the performance of Executive of his obligations hereunder and thereunder. Executive also agrees that the provisions set forth in Sections 7 through 12, inclusive, in the Employment Agreement will also have effect with respect to Brazil and to ATTL and AT&T Brazil, as the context requires.

     3.     Executive agrees that, according to the request of ATTL, he will spend time in the Sao Paulo and/or other offices of ATTL’s Brazilian subsidiary (“AT&T Brazil”) during 2002, in order to manage AT&T Brazil’s operations during any management transition undertaken in Brazil by ATTL or AT&T Brazil. Executive acknowledges and agrees that this time spent will involve (i) initially, up to two consecutive months beginning when notified by ATTL, (ii) after such initial period, an expected 50% of each of the ensuing four months. Executive acknowledges that the foregoing time schedule is based on ATTL’s expectation of the management transition process in Brazil and is not definite. Executive agrees to cooperate reasonably with ATTL and AT&T Brazil over the six months following the initiation of a management transition in AT&T Brazil, as requested by ATTL, provided that the time requested to be spent by Executive in Brazil is not materially inconsistent with the periods specified above. Executive also acknowledges that the time spent in Brazil is a special transitional project assignment agreed by Executive and ATTL, in addition to Executive’s current duties with respect to AT&T Argentina, but shall not constitute a formal employment relationship between Executive and AT&T Brazil. It is understood that AT&T Argentina will be the only employer of the Executive and that compensation agreed in the Employment Agreement and herein shall constitute all compensation due to Executive for services rendered by the Executive.

     4.     For the time Executive spends in Brazil, ATTL will cause AT&T Brazil to pay or reimburse Executive for his reasonable out-of-pocket travel and living expenses, in accordance with AT&T Brazil’s expense reimbursement policies for its senior executives.

     5.     This Agreement shall terminate automatically upon any termination of the Employment Agreement.

     6.     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which together shall constitute one and the same instrument.

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In witness whereof, each of the parties has duly executed this Agreement as of the date first written above.

AT&T Latin America Corp.

/s/ Nelson Murphy/Edgardo Zayas Name: Nelson Murphy/Edgardo Zayas
Title: CFO/Director, HR

AT&T Argentina S.A.

/s/ Jorge Ortiz Name: Jorge Daniel Ortiz
Title: Apoderado

Alejandro Osvaldo Rossi

/s/ Alejandro O. Rossi